ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT made effective as of the 27th day of October 2009, between Endeavor Explorations Inc., a Nevada corporation (the “Company”) and Spidex Technologies, a proprietorship owned by Gregory Corcoran (the “Seller”).

RECITALS

          WHEREAS, the Company desires to purchase certain intellectual property assets of the Seller and the Seller desires to sell such assets to the Company, which are described in Exhibit “A” attached hereto (the “Purchased Assets”) on the terms and conditions set forth in this agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.      Purchase and Sale

          1.1      Purchased Assets. Subject to the terms and conditions of this agreement and based on the representations and warranties of the parties as set forth in this agreement, on the Closing Date (as defined in Section 1.4) the Seller will sell, assign transfer, convey and deliver to the Company, and the Company will purchase and assume from the Seller, free and clear of all liens, claims and encumbrances, all of the Seller’s right, title and interest in and to all of the Purchased Assets.

          1.2      Purchase Price. The purchase price payable to the Seller for the Purchased Assets will be the aggregate some of $105,000 (the “Purchase Price”).

          1.3      Payment of Purchase Price. The Purchase Price will be paid and satisfied by the Company to the Seller as follows:

a.	a payment of $5,000, which has been paid to the Seller and which the Seller acknowledges receipt of; and

b.

the issuance and delivery of 1,000,000 restricted shares of the common stock of the Company at a deemed price of $0.10 per share to be issued to the Seller or a nominee of the Seller within 30 days of the execution of this agreement.

          1.4      Closing. Subject to the terms and conditions of this agreement, the sale and purchase of the Purchased Assets will take place at a closing (the “Closing”) to be held at the offices of the Company, 980 Cooperage Way, Suite 601, Vancouver,

British Columbia, Canada, V6B 0C3 (or such other place as the Seller and Company may agree), at 10:00 a.m., Vancouver, Canada time, on the date hereof (the “Closing Date”).

2.      Additional Consideration

          2.1      Development of Purchased Assets. As additional consideration for the purchase and sale of the Purchased Assets, the parties agree that the Company will retain the Seller and the Seller will provide services to further develop and commercialize the Purchased Assets.

          2.2      Company’s Obligations. The Company will pay the Seller for the services provided to further develop and commercialize the Purchased Assets a monthly fee of $12,000 (the “Monthly Fee”) for a period of one year beginning on Closing and ending on the anniversary date of Closing. The Company may terminate the services of the Seller by delivering to the Seller a written 30 days’ notice of termination.

          Also, the Company will advance funds to the Seller for the purchase of any extraordinary hardware or software required by the Seller for the development and commercialization of the Purchased Assets, subject to the prior approval by the Company of a list of such hardware and software to be presented by the Seller. Any hardware or software acquired with the advanced funds or by reimbursed funds, as the case may be, will be the property of the Company,

          2.3      Seller’s Obligations. The Seller will provide the Company with services to further develop and commercialize the Purchased Assets for a period of one year beginning on Closing and ending on the anniversary date of Closing. The Seller may terminate the services by delivering to the Company a written 30 days’ notice of termination.

          2.4      Ownership and Protection of Work Product. “Work Product” means everything that is created, produced or developed by the Seller in the course of this agreement, including, without limitation, code, software, notes, reports, documentation, drawings, customer lists, inventions, creations, works, devices and work-in-progress.

          All Work Product created, produced or developed by the Seller under this agreement is “work for hire” and is the property of the Company. The Seller assigns to the Company all right, title and interest in and to such Work Product.

          The Seller expressly waives any claim to moral rights over any Work Product created, produced or developed by the Seller under this agreement and the Seller will ensure that any permitted employee or agent of the Seller will also have waived all moral rights over any Work Product created under this agreement.

          During and after the term of this agreement, the Seller will promptly assist the Company in every reasonable way, at the Company’s expense, to secure, maintain and defend for the Company’s benefit all copyrights, patents, trademarks.

          2.5      Conditional License. If the Company is unable to achieve sales of the Purchase Assets at a reasonable commercial level within the earlier of (1) one year from the date the Purchased Assets are developed by the Seller and made ready for commercial sales (2) the Company fails to make payment of the Monthly Fee for three consecutive months, and (3) the date on which the Company terminates the services of the Seller then the Company will grant the Seller an unrestricted license to use and modify the Purchased Assets, subject to the parties entering into a license agreement pursuant to terms and conditions to be negotiated in good faith and agreed upon by the parties.

          2.6      Future Sale of Purchase Assets. The Seller agrees that the Company has the right to sell its right, title and interest in the Purchase Assets at any time, subject to the following conditions:

a.

if the terms of the future sale include a combination of cash payment and royalties, the Company will be entitled to retain all cash payments and the royalty will be split equally between the Company and the Seller, provided that if the royalty being granted is less than 5%, the Seller will be entitled to the first 2.5% of any such royalty and the Company will be entitled to the balance, if any;

b.

if the terms of the future sale include cash consideration only, with no royalty payable, the Company will be entitled to retain the first US$150,000 of the cash consideration to be paid, with 70% of the balance of the cash consideration payable to the Company and the remaining 30% payable to the Seller; and

c.

any future sale of the Purchased Assets by the Company will be subject to the prior written approval of the Seller, which such approval will not be unreasonably withheld. Any refusal of approval by the Seller will not be considered reasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for the licensing of technology similar to the Purchased Assets.

3.      Representations and Warranties of the Company

         The Company represents and warrants to the Seller as of the date hereof, that:

          3.1      Organization and Qualification. The Company is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of the state of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

          3.2      Authorization; Enforcement. The Company has the requisite corporate power and authority to conduct its business as it is currently being conducted. The execution and delivery of this agreement and the consummation by it of the transactions contemplated require no further consent or action by the Company.

          3.3      No Conflicts. The execution, delivery and performance of this agreement by the Company and the consummation by the Company does not and will not: (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) will not result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

          3.4      Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this agreement, with the exception of any required filings to be made with the United States Securities and Exchange Commission.

          3.5      Independent Investigation.

                    (a)      The Company is an informed and sophisticated participant in the transactions contemplated by this agreement. The Company has undertaken an investigation, been provided with, evaluated and relied upon certain documents and information to assist it in making an informed and intelligent decision with respect to the execution of this agreement. The Company acknowledges that the Seller makes no representation or warranty as to the value of or revenues obtainable from ownership of the Purchased Assets.

                    (b)      The Company acknowledges that it and its representatives and agents have been permitted full and complete access to the Purchased Assets and any and all information the Company and its representatives and agents have desired or requested to see and/or review, and that the Company and its representatives and agents have had a full opportunity to meet with or discuss via telephone with the Seller to discuss the Purchased Assets. The Company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations that will occur by the Company upon the consummation of the Purchased Assets and, in making its determination to proceed with the transactions contemplated by this agreement, the Company has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this agreement.

          3.6      Brokers. The Company has not incurred, not will the Company incur directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this agreement or any transaction contemplated by this agreement.

          3.7      Closing Documents. The Company will sign and deliver all such documents and other instruments as are required to be signed and delivered by the Company pursuant to this agreement.

4.      Representations and Warranties of the Seller

         The Seller represents and warrants to the Company as of the date hereof, that:

          4.1      Authorization. This agreement has been duly executed by the Seller, and when delivered by the Seller in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Seller, enforceable against him in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          4.2      Authorization; Enforcement. The execution and delivery of this agreement and the consummation by it of the transactions contemplated by this agreement require no further consent or action by the Seller.

          4.3      No Conflicts. The execution, delivery and performance of this agreement by the Seller and the consummation by the Seller does not and will not: (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a seller debt or otherwise) or other understanding to which the Seller is a party or by which any property or asset of the Seller is bound or affected, or (ii) will not result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected.

          4.4      Filings, Consents and Approvals. The Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Seller of this agreement.

          4.5      Brokers. The Seller has not incurred, not will the Seller incur directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this agreement or any transaction contemplated by this agreement.

          4.6      Purchased Assets.

          (a)      Exhibit “A” is an accurate and complete list of the Purchased Assets. The Seller owns and possesses all right, title and interest in the Purchased Assets (free and clear of any lien, claim, encumbrance, security interest, license, or other restriction). No written claim by any third party contesting the validity, enforceability, use or ownership of any of the Purchased Assets has been made against the Seller or, to the knowledge of the Seller, is threatened. The Purchased Assets contains no trade secret or confidential information misappropriated from a third party. To the knowledge of the Seller, the Seller has not infringed upon, misappropriated, or otherwise come into conflict with any patent intellectual property rights of third parties. The Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party relating to the Purchased Assets. To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Purchased Assets.

          (b)      With respect to each item of intellectual property included in the Purchased Assets:

                                        (i)      each item is free from any outstanding injunction, judgment, order, decree, ruling or charge;

                                        (ii)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Seller is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                        (iii)      there is no currently enforceable agreement by the Seller to indemnify any customer for or against any interference, infringement or misappropriation of any third party’s intellectual property.

          4.7      Marketable Title. The Seller has good and marketable title to the Purchased Assets and the Seller is and will be, at the time of transfer of the Purchased Assets to the Company, the recorded holder and beneficial owner of the Purchased Assets, free and clear of all liens, encumbrances, assignments, mortgages, actions, and charges of any kind held by any person or persons, corporations, or government bodies against the Purchased Assets, and no taxes or payments are due in respect of any thereof, and none of the Purchased Assets is in the possession of or under the control of any other person. The Seller will take or cause to be taken all proper steps and actions by the Seller to enable the Seller to transfer to the Company good and marketable title in the Purchased Assets, free and clear of all encumbrances.

          4.8      No Other Assets. There are no other assets used, or required to be used, in connection with the Purchased Assets, with the exception of the open source code that belongs to a third party but is available for use by anyone for free and which is required for the development and use of the Purchased Assets and the proprietary code included in the Purchased Assets.

          4.9      No Other Purchase Agreements. Except pursuant to the terms hereof, no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Seller of all or any part of the Purchased Assets.

          4.10      Possession of Purchased Assets. The Seller will relinquish possession of the Purchased Assets to the Company on Closing.

          4.11      Closing Documents. The Seller will sign and deliver all such documents and other instruments as are required to be signed and delivered by the Seller pursuant to this agreement.

5.      Covenants and Agreements

          5.1      Expenses. Except as otherwise specifically provided herein, the Company will bear all respective fees, costs and expenses incurred in connection with the preparation, execution and performance of this agreement and all related documents contemplated by this agreement and the transactions contemplated hereby and thereby, including all fees and expenses of their representatives and agents.

          5.2      Public Announcements. The Seller will not make, or cause to be made, any press release or public announcement in respect of this agreement or the transactions contemplated by this agreement or otherwise communicate by means of any news media in respect of this agreement without prior written approval of the Company.

          5.3      Survival of the Representations and Warranties. The representations and warranties and covenants set forth in Sections 3, 4, and 5 of this agreement will survive the Closing until the expiration of 12 months from the Closing Date. No claim for indemnity with respect to breaches of representations and warranties may be brought by any party hereto, other than a claim for fraud or intentional misrepresentation, after expiration of the applicable survival period therefore as set forth in this Section 5.3.

          5.4      Investigation. The representations, warranties, covenants and agreements set forth in this agreement will not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, will be deemed to be representations and warranties for purposes of this agreement; provided, that any knowledge or materiality qualifications contained herein will be applicable to such other documents.

          5.5      Full Access and Information; Confidentiality. The Seller has given to the Company and its representatives full access to the Seller’s properties, books, records, contracts and commitments (collectively the “Records”) relating to the Purchased Assets, as the Company has reasonably requested, and the Company has furnished to the Seller and its representatives all such information and documents relating to the Company as the Seller reasonably requested. Each of the parties will treat, and will cause its representatives to treat, all information that they received in connection with the transaction contemplated herein, if not in the public domain, as confidential.

6.      Miscellaneous.

          6.1      Entire Agreement. This agreement, together with the exhibits attached hereto, contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties will be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

          6.2      Notices. Any notice or other communication or deliveries under this agreement will be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties. Any notices sent to the parties will be at the addresses below:

If to the Seller at:

Gregory Corcoran
#PTY 14675
P.O. Box 25207
Miami, FL
USA 33102-5207

If to the Company at:

Endeavor Explorations Inc.
980 Cooperage Way, Suite 601
Vancouver, British Columbia
V6B 0C3 Canada

          6.3      Waivers and Amendments. This agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          6.4      Governing Law / Venue. All questions concerning the construction, validity, enforcement and interpretation of this agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) will be commenced exclusively in the state and federal courts in Las Vegas, Nevada. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts in Las Vegas, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated by or discussed in this agreement, and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service will constitute good and sufficient service of process and notice thereof. Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law. The parties waive all rights to a trial by jury.

          6.5      Construction. The headings herein are for convenience only, do not constitute a part of this agreement and will not be deemed to limit or affect any of the provisions hereof.

          6.6      Successors and Assigns. This agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

          6.7      No Third-Party Beneficiaries. This agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

          6.8      Counterparts. This agreement may be executed in several counterparts and will constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart. Facsimile signatures are acceptable.

          6.9      Severability. If any provision of this agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this agreement will not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision into this agreement.

          IN WITNESS WHEREOF, the Company and the Seller have duly executed this agreement, all as of the date first written above.

THE COMPANY:

ENDEAVOR EXPLORATIONS INC.

Per: /s/ Belkis Jimenez Rivero
Belkis Jimenez Rivero
President

THE SELLER:

SPIDEX TECHNOLOGIES

Per: /s/ Gregory Corcoran
Gregory Corcoran
Authorized Signatory

EXHIBIT “A”

Exhibit “A” to that certain Asset Purchase Agreement
between Endeavor Explorations Inc. and Spidex Technologies
made effective as of the 27th day of October, 2009.

(number of pages including this one: 1)

PURCHASED ASSETS

MDC GPS Trademark (First in use)(When completed)

-	mobile data technology for smart phones

-

The technology is a software application that can run on GPS enabled Smartphones including Blackberry Storm 2, Apple iPhone, Palm Pre and Google Andriod devices. The Blackberry Storm 2 will be the first target. The application will run in the background and will collect and transmit location data to a server. Server applications will include applications deemed commercially viable for GPS smartphones by the Company. The software system will contain third party code such as Open Source Software that will have various software licenses that are not controlled by the Seller.

-

The technology works in a manner where the GPS enabled smart phone feeds a stream of location data to a server. The server application will display location and other data on a computer screen via a web browser.

Domain Names:

  MOBILEDATACORP.COM

Proprietary Code:

  Experimental Java source code that can send GPS data to a server.